CANADA LIFE FINANCIAL CORPORATION
MATERIAL CHANGE REPORT

Section 118(1) of the Securities Act (Alberta)
Section 85(1) of the Securities Act (British Columbia)
Section 76(2) of the Securities Act (Newfoundland)
Section 81(2) of the Securities Act (Nova Scotia)
Section 75(2) of the Securities Act (Ontario)
Section 84(1) of the Securities Act (Saskatchewan)

  Reporting Issuer

  Canada Life Financial Corporation
  330 University Avenue
  Toronto, Ontario
  M5G 1R8
  Tel: (416) 597-1440

  Date of Material Change

  May 5, 2003

  Media Release

  The material change was announced in a media release transmitted on May 5, 2003 through Canada Newswire.

  Summary of Material Change

  "Canada Life Shareholders Approve Acquisition by Great-West Lifeco"

  Full Description of Material Change

  See media release attached to this filing.

  Reliance on Confidentiality Provisions of Securities Legislation

  Not applicable.

  Omitted Information

  Not applicable.

  Senior Officer

  Roy W. Linden, Secretary & Chief Compliance Officer of Canada Life Financial Corporation, is knowledgeable about the material change described in this report and can be reached at 416-597-1440, ext. 5134.

  Statement of Senior Officer

The foregoing accurately describes the material change described herein.

DATED at Toronto, Ontario, this 9th day of May 2003.

CANADA LIFE FINANCIAL CORPORATION

"Roy W. Linden"
(Signed) Roy W. Linden
Secretary & Chief Compliance Officer

May 5, 2003

TSX: CL, NYSE: CLU

Canada Life Shareholders Approve Acquisition By Great-West Lifeco

Shareholder Vote Reflects Strong Support for Transaction

TORONTO, ONTARIO - Canada Life Financial Corporation (Canada Life™) shareholders today strongly endorsed the Great-West Lifeco Inc. (Great-West) offer to acquire all of Canada Life's common shares for a combination of cash and Great-West securities valued as at February 14, 2003, at $44.50 per Canada Life common share.

Canada Life Chairman and Chief Executive Officer, David Nield, made the announcement immediately following a special shareholder meeting held today in Toronto.

"With the results of today's shareholder vote, Canada Life is embarking on an exciting, new future as a member of the Great-West group of companies," said Nield.

Shareholder approval of the Great-West transaction required a two-thirds majority of the votes cast at the meeting; 99.4% of the actual votes cast were in favor of the transaction, which is still subject to the necessary regulatory approvals.

The terms of the transaction allow Canada Life shareholders to elect any one or a combination of:

  $44.50 in cash;
  1.78 $25.00 par value 4.80% Great-West preferred shares;
  1.78 $25.00 par value perpetual 5.90% Great-West preferred shares;
  1.1849 Great-West common shares;

for each Canada Life share subject to maximum amounts and proration. The total consideration being offered to shareholders consists of approximately 60% cash, 29% common shares and 11% preferred shares.

Later this week, Canada Life will mail shareholders materials that explain how they can elect payment for their Canada Life shares. Shareholders must submit their election forms before the scheduled deadline of 4:00 p.m. Toronto time, July 3, 2003. The transaction is expected to close on July 10, 2003.

For more information regarding the Great-West transaction, consult the "Latest Shareholder News" section of Canada Life's web site at www.canadalife.com.

About Canada Life

Canada Life Financial Corporation, established in 1999, is the holding company for The Canada Life Assurance Company and is traded on the Toronto Stock Exchange under the symbol "CL" and the New York Stock Exchange under the symbol "CLU". The Canada Life Assurance Company, Canada's first domestic life insurance company founded in 1847, has total assets under administration in excess of $64 billion. Headquartered in Toronto, the Company operates in Canada, the United States, the Republic of Ireland, the United Kingdom, Germany, Brazil, Hong Kong and the Caribbean.

All figures in Canadian dollars.

For investor relations and media information, contact:

Brian Lynch

Vice-President, Investor Relations and Corporate Communications

(416) 597-1440, ext. 6693

brian_lynch@canadalife.co